Exhibit 99.1

ONTRAK, INC. ANNOUNCES PRICING OF $4 MILLION PUBLIC OFFERING

Miami, FL - June 27, 2025 — Ontrak, Inc. (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading value-based behavioral healthcare company powered by proprietary AI and engagement technology, today announced the pricing of a public offering of 6,666,667 shares of its common stock (or pre-funded warrants in lieu thereof) and 26,666,668 warrants to purchase up to 26,666,668 shares of its common stock at a combined public offering price of $0.60 per share of common stock and accompanying warrants or at a combined public offering price of $0.5999 per pre-funded warrant and accompanying warrants, which represents the per share public offering price for the common stock and accompanying warrants less the $0.0001 per share exercise price for each pre-funded warrant.

Each share of common stock and pre-funded warrant is being sold together with four warrants, each to purchase one share of common stock. The warrants accompanying the common stock and pre-funded warrants will have an exercise price of $0.60 per share. The exercisability of the warrants will be subject to stockholder approval and, if such approval is obtained, will expire on the fifth anniversary of the date of such approval. The offering is expected to close on or about June 30, 2025, subject to customary closing conditions. Pursuant to a voting agreement from Acuitas Group Holdings, LLC and Acuitas Capital LLC (collectively, “Acuitas”), Acuitas agreed to vote for, or consent to, among other things, the exercisability of the warrants offered in the public offering. Acuitas will hold a majority of the outstanding common stock immediately before the closing of the offering.

The gross proceeds to the Company from the public offering are expected to be approximately $4 million before deducting placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for working capital and other general corporate purposes.

Roth Capital Partners, LLC is acting as the exclusive placement agent for the offering.

The public offering described above is being made pursuant to a registration statement on Form S-1 (File No. 333-288099), as amended (the “Form S-1”), that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective on June 26, 2025. A final prospectus related to the offering will be filed and made available on the SEC’s website at https://www.sec.gov/. The public offering is being made only by means of a prospectus, which forms a part of the registration statement. Electronic copies of the final prospectus may be obtained, when available, by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, or by phone at (800) 678-9147 or e-mail at rothecm@roth.com.

On June 27, 2025, the Company also entered into the Seventh Amendment to the Keep Well Agreement substantially as described in the Form S-1, the full terms of which will be described in a Form 8-K to be filed by the Company within four business days.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any of the securities described herein in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ontrak, Inc.

Ontrak Health (Nasdaq: OTRK) is a value-based behavioral healthcare company that identifies and engages people with unmet health needs using its proprietary Advanced Engagement System to improve clinical outcomes and reduce total cost of care. Ontrak uniquely identifies, engages, and delivers care to the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. Through our Advanced Engagement System, we achieve higher engagement rates with individuals with anxiety, depression, substance use disorder and chronic disease by delivering personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s whole-person approach integrates AI, predictive analytics, comprehensive clinical and claims data, patient-generated information, and digital interfaces with care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the completion of the public offering, the amount of gross proceeds expected from the offering and the intended use of proceeds from the offering. Actual results may differ materially from those indicated by forward-looking statements as a result of various factors, including, the uncertainties related to market conditions, the satisfaction of the closing conditions for the offering and other factors described more fully in the section entitled the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed with the Securities and Exchange Commission thereafter. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Company Contact:
Brandon LaVerne
Chief Executive Officer
blaverne@ontrakhealth.com

Investor Relations:
Ryan Halsted
Gilmartin Group
investors@ontrakhealth.com